Exhibit 2

Rio de Janeiro, March 18, 2020

Ms. Camille Loyo Faria

Finance and Investor Relations Officer

OI S.A – In Judicial Reorganization

Ref..: Nomination of candidates for the Fiscal Council

Dear Officer,

The shareholder listed in the Annex (Annex 1), as shareholder of  OI S.A – IN JUDICIAL REORGANIZATION ("Company"), hereby and through its attorney-in-fact subscribed below, pursuant to CVM (Brazilian Securities Commission) Instruction 481/09, appoints the following candidates to the Company's Fiscal Council as representatives of the minority shareholders:

For the Fiscal Council, under the terms of art. 161, paragraph 4, item "a" of Law 6,404/76 ("Brazilian Corporate Law"), where the shareholders who own preferred shares: RAPHAEL MANHÃES MARTINS,  Brazilian, single, lawyer, holder of professional identity card No. 147.187, issued by the Brazilian Bar Association OAB / RJ, with taxpayer number (CPF / MF) 096.952.607-56, with corporate address at Rua Araújo Porto Alegre, No. 32, room 1102, Centro, Rio de Janeiro / RJ, to apply for the vacancy of Member of the Fiscal Council and Marco Antônio de Almeida Lima,  Brazilian, single, lawyer, bearer of professional identity card No. 209.969, issued by the Brazilian Bar Association OAB/RJ, with taxpayer number (CPF/MF) 142.509.197-06, with corporate address at Rua Araújo Porto Alegre, No. 32, room 1102, Centro, Rio de Janeiro / RJ, to run for the vacancy of Alternate Member of Fiscal  Council.

The Reference Forms and other legally required documents are attached hereto (Annex 2), informing that, if elected, they will sign the Clearance Declaration, in accordance with the provisions of the corporate legislation in force.

It is therefore requested that a Notice to Shareholders be published, as well as the inclusion of the appointment in the Proxy Card for holders of ADRs - American Deposity Receipts and in the BDV, in compliance with the legally required requirements.

Furthermore, all communications relating to this document may be made in writing and delivered by electronic mail (E-mail) or through correspondence, with proof of receipt, to the addresses below: Rua Araújo Porto Alegre, 36, Group 1102, Centro, Rio de Janeiro, RJ, Zip Code 20030-013, e-mail: rmartins@faoro.adv.br.

Sincerely,

Raphael Manhães Martins

OAB/RJ No 147,187